Exhibit 99.1
[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS
-- Record loan growth and top line revenue partially offset by a 12% reserve build --
-- Trust assets surpass the $2 billion mark --
MADISON, Wis., October 22, 2020 (BUSINESS WIRE) -- First Business Financial Services, Inc. (the “Company” or “First Business”) (Nasdaq:FBIZ) reported stable net interest income and record non-interest income, resulting in net income of $4.3 million, or diluted earnings per share of $0.50, in the third quarter 2020. First Business’s solid operating performance during the quarter was offset by a $3.8 million provision for loan and lease losses and related 12.2% increase in the allowance for loan and lease losses primarily due to the COVID-19 pandemic.
“First Business’s commitment to provide extraordinary levels of service and responsiveness to a growing number of clients was evident in the third quarter, with record loan growth, in-market deposits and top-line revenue,” said Corey Chambas, President and Chief Executive Officer. “Strong revenue, which was boosted by fee income growing to 28% of total revenue, coupled with expense management, enabled us to increase net income. We accomplished this even as the Company continued to build reserves to prudently strengthen the balance sheet in light of the public health and economic challenges that we continue to face as a nation. We are also encouraged by favorable COVID-19 deferral trends, as 95% of clients whose first deferral concluded during the quarter resumed their scheduled payments.”
Summary results as of and for the quarter ended September 30, 2020:
•Net income totaled $4.3 million, or diluted earnings per share of $0.50, in the third quarter of 2020, compared to $3.3 million, or diluted earnings per share of $0.38, in the second quarter of 2020 and $5.1 million, or diluted earnings per share of $0.59, in the third quarter of 2019.
•Annualized return on average assets and annualized return on average equity measured 0.68% and 8.58%, respectively, compared to 0.55% and 6.70% for the linked quarter and 0.97% and 10.68% for the third quarter of 2019.
•As of September 30, 2020, the Company had $332.3 million in Paycheck Protection Program (“PPP”) loans outstanding and $6.9 million of deferred processing fees from the Small Business Administration (“SBA”). The processing fees are deferred and recognized as interest income over the contractual life of the loan, or accelerated at forgiveness. During the third quarter of 2020 and linked quarter, the Company recognized $1.1 million and $859,000, respectively, in processing fee income through interest income.
•Pre-tax, pre-provision adjusted earnings, which excludes certain one-time and discrete items as defined in the Non-GAAP Reconciliations at the end of this release, totaled $9.3 million, down 4.6% from the second quarter of 2020 and up 23.0% from the third quarter of 2019. Pre-tax, pre-provision adjusted return on average assets was 1.47% compared to 1.61% and 1.45% for the linked and prior year quarters, respectively.
•Record period-end gross loans and leases receivable were $2.170 billion as of September 30, 2020, up $113.4 million from June 30, 2020 and $449.8 million from September 30, 2019. PPP loan proceeds, net of deferred processing fees, reduced our clients’ borrowing needs during the second quarter of 2020, resulting in line of credit utilization of $217.6 million as of September 30, 2020, up from $212.6 million as of the second quarter of 2020 and down from $312.8 million as of the third quarter of 2019. Gross loans and leases receivable, excluding net PPP loans and lines of credit, were $1.627 billion as of September 30, 2020, up 27.0% annualized from the second quarter of 2020 and 15.6% from the third quarter of 2019.
•Non-performing assets were $36.7 million, or 1.41% of total assets, compared to $25.5 million, or 1.03%, at June 30, 2020 and $25.7 million, or 1.23%, at September 30, 2019. Non-performing assets to total assets, excluding net PPP loans was 1.61%, compared to 1.19%, at June 30, 2020.
•The allowance for loan and lease losses increased $3.4 million, or 12.2%, compared to June 30, 2020 primarily due to a $3.0 million increase in specific reserves and a $376,000 increase in general reserves, principally driven by the COVID-19 pandemic. The allowance for loan and lease losses increased to 1.41% of total loans, compared to 1.33% and 1.17% at June 30, 2020 and September 30, 2019, respectively. Excluding net PPP loans, the allowance for loan and lease losses increased to 1.67% of total loans as of September 30, 2020, compared to 1.57% as of June 30, 2020.
•Provision for loan and lease losses totaled $3.8 million in the third quarter of 2020, compared to $5.5 million in the second quarter of 2020 and $1.3 million in the third quarter of 2019.
•Robust liquidity position includes record in-market deposits of $1.667 billion, up $46.6 million from June 30, 2020 and $346.3 million from September 30, 2019.

•Net interest margin was 3.14% in the third quarter of 2020, compared to 3.34% in the second quarter of 2020 and 3.40% in the third quarter of 2019. Adjusted net interest margin, which excludes certain one-time and discrete items as defined in the Non-GAAP Reconciliations at the end of this release, was 3.24% in the third quarter of 2020, compared to 3.32% in the second quarter of 2020 and 3.24% in the third quarter of 2019.
•Fees in lieu of interest, defined as prepayment fees, asset-based loan fees, non-accrual interest, and loan fee amortization, totaled $1.5 million in the third quarter of 2020, compared to $2.3 million in the second quarter of 2020 and $1.1 million in the third quarter of 2019.
•Top line revenue, defined as net interest income plus non-interest income, totaled $26.0 million, up 13.0% annualized from the second quarter of 2020 and 15.3% from the third quarter of 2019.
•Non-interest income totaled $7.4 million, or 28.5% of total revenue, in the third quarter of 2020, surpassing the Company’s goal of 25% for the sixth consecutive quarter, compared to $6.3 million, or 25.1% of total revenue in the second quarter of 2020 and $5.8 million, or 25.7% of total revenue in the third quarter of 2019.
•Non-interest expense was $16.8 million in the third quarter of 2020, compared to $18.3 million in the second quarter of 2020 and $14.7 million in the third quarter of 2019. Operating expense, which excludes certain one-time and discrete items as defined in the Non-GAAP Reconciliations at the end of this release, totaled $16.7 million in the third quarter of 2020, compared to $15.4 million in the second quarter of 2020 and $15.0 million in the third quarter of 2019.
•The efficiency ratio, which excludes certain one-time and discrete items as defined in the Non-GAAP Reconciliations at the end of this release, was 64.16% in the third quarter of 2020, up from 61.22% and down from 66.41% in the linked and prior year quarters, respectively.

Financial Highlights

(Unaudited)	As of and for the Three Months Ended			As of and for the Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net interest income	$18,621	$18,888	$16,776	$54,558	$51,382
Adjusted non-interest income (1)	7,408	6,319	5,796	20,145	16,239
Operating revenue (1)	26,029	25,207	22,572	74,703	67,621
Operating expense (1)	16,700	15,431	14,990	48,026	45,499
Pre-tax, pre-provision adjusted earnings (1)	9,329	9,776	7,582	26,677	22,122
Less:
Provision for loan and lease losses	3,835	5,469	1,349	12,487	613
Net (gain) loss on foreclosed properties	(121)	348	262	329	241
Amortization of other intangible assets	9	9	11	27	33
SBA recourse provision (benefit)	57	(30)	(427)	53	167
Tax credit investment impairment (recovery)	113	1,841	(120)	2,066	3,982
Loss on early extinguishment of debt	—	744	—	744	—
Add:
Net loss on sale of securities	—	—	(4)	(4)	(5)
Income before income tax expense	5,436	1,395	6,503	10,967	17,081
Income tax expense (benefit)	1,143	(1,928)	1,418	73	(475)
Net income	$4,293	$3,323	$5,085	$10,894	$17,556
Earnings per share, diluted	$0.50	$0.38	$0.59	$1.27	$2.01
Book value per share	$23.45	$23.04	$22.09	$23.45	$22.09
Tangible book value per share (1)	$22.05	$21.65	$20.71	$22.05	$20.71

Net interest margin	3.14%	3.34%	3.40%	3.30%	3.57%
Adjusted net interest margin (1)	3.24%	3.32%	3.24%	3.29%	3.30%
Efficiency ratio (1)	64.16%	61.22%	66.41%	64.29%	67.29%
Return on average assets	0.68%	0.55%	0.97%	0.62%	1.15%
Pre-tax, pre-provision adjusted return on average assets (1)	1.47%	1.61%	1.45%	1.51%	1.45%
Return on average equity	8.58%	6.70%	10.68%	7.49%	12.77%

Period-end loans and leases receivable	$2,170,299	$2,056,863	$1,720,542	$2,170,299	$1,720,542
Period-end loans and leases receivable, excluding net PPP loans	$1,844,818	$1,736,827	$1,720,542	$1,844,818	$1,720,542
Average loans and leases receivable	$2,139,439	$1,983,121	$1,731,429	$1,952,785	$1,690,377
Period-end in-market deposits	$1,667,245	$1,620,616	$1,320,957	$1,667,245	$1,320,957
Average in-market deposits	$1,644,704	$1,570,552	$1,298,025	$1,527,561	$1,244,511
Allowance for loan and lease losses	$30,817	$27,464	$20,170	$30,817	$20,170
Non-performing assets	$36,663	$25,484	$25,691	$36,663	$25,691
Allowance for loan and lease losses as a percent of total gross loans and leases	1.41%	1.33%	1.17%	1.41%	1.17%
Allowance for loan and lease losses as a percent of total gross loans and leases, excluding net PPP loans	1.67%	1.57%	1.17%	1.67%	1.17%
Non-performing assets as a percent of total assets	1.41%	1.03%	1.23%	1.41%	1.23%
Non-performing assets as a percent of total assets, excluding net PPP loans	1.61%	1.19%	1.23%	1.61%	1.23%
(1)This is a non-GAAP financial measure. Management believes these measures are meaningful because they reflect adjustments commonly made by management, investors, regulators, and analysts to evaluate financial performance, provide greater understanding of ongoing operations, and enhance comparability of results with prior periods. See the section titled Non-GAAP Reconciliations at the end of this release for a reconciliation of GAAP financial measures to non-GAAP financial measures.

COVID-19 Update
Paycheck Protection Program
As of September 30, 2020, the Company had $332.3 million in PPP loans outstanding and $6.9 million in deferred processing outstanding. The processing fees are deferred and recognized over the contractual life of the loan, or accelerated at forgiveness, as an adjustment of yield using the interest method. For the three and nine months ended September 30, 2020, $1.1 million and $2.0 million were recognized in interest income, respectively, compared to no PPP loan processing fee income for the three and nine months ended September 30, 2019. The SBA provides a guaranty to the lender of 100% of principal and interest, unless the lender violated an obligation under the agreement. As loan losses are expected to be immaterial, if any at all, due to the guaranty, management excluded the gross PPP loans from the allowance for loan and lease losses calculation. As of October 20, 2020, the Company had processed and submitted $97.9 million, or 29% of total gross PPP loans, to the SBA for forgiveness and clients have started to receive reimbursements.
Liquidity Sources
Management has reviewed all primary and secondary sources of liquidity in preparation for any unforeseen funding needs due to the COVID-19 pandemic and prioritized based on available capacity, term flexibility, and cost. As of September 30, 2020, the Company had the following sources of liquidity, including the Company’s ability to participate in the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”):

(Unaudited)	As of
(in thousands)	September 30, 2020	June 30, 2020
Short-term investments	$23,500	$27,839
PPPLF availability	295,876	298,327
Collateral value of unencumbered loans (FHLB borrowing availability)	107,456	178,587
Market value of unencumbered securities (Fed Discount Window and FHLB borrowing availability)	129,246	106,808
Total sources of liquidity	$556,078	$611,561
In addition to the above primary sources of liquidity, as of September 30, 2020, the Company also had access to $53.5 million in federal funds lines with various correspondent banks and significant experience accessing the highly liquid brokered certificate of deposit market.
Capital Strength
The Company’s capital ratios continued to exceed the highest required regulatory benchmark levels.
•Total capital to risk-weighted assets at September 30, 2020 was 11.42%, tier 1 capital to risk-weighted assets was 9.09%, tier 1 leverage capital to adjusted average assets was 8.04%, and common equity tier 1 capital to risk-weighted assets was 8.64%. Tangible common equity to tangible assets was 7.29%. Excluding net PPP loans, tier 1 leverage capital to adjusted average assets and tangible common equity to tangible assets were 9.24% and 8.34%, respectively.
•Management suspended the Company’s stock repurchase program in March 2020 due to the uncertainty surrounding the COVID-19 pandemic. As of March 16, 2020, the Company had repurchased 141,137 shares of its common stock at a weighted average price of $24.62 per share, for a total value of $3.5 million. The Company has $1.5 million of buyback authority remaining.
•As previously announced, during the third quarter of 2020, the Company’s Board of Directors declared a regular quarterly dividend of $0.165 per share. The dividend was paid on August 13, 2020 to stockholders of record at the close of business on August 3, 2020. Measured against third quarter 2020 diluted earnings per share of $0.50, the dividend represents a 33.0% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.

Deferral Requests
The Company provided loan modifications deferring payments up to six months to certain borrowers impacted by COVID-19 who were current in their payments at the inception of the Company’s loan modification program. As of September 30, 2020, the Company had deferred loans outstanding of $131.5 million, or 7.1% of gross loans and leases, excluding gross PPP loans, compared to $323.2 million, or 18.6% of gross loans and leases, excluding gross PPP loans, as of June 30, 2020. As of October 20, 2020, 95% of clients whose first deferral concluded during the quarter resumed their scheduled payments. Management anticipates the loan modifications will continue through 2020 due to the remaining uncertainty surrounding the COVID-19 pandemic. The following tables represent a breakdown of the deferred loan balances by industry segment and collateral type:

(Unaudited)	As of
(Dollars in thousands)	September 30, 2020				June 30, 2020
			Collateral Type
Industries Description	Balance	% of Deferred of Total Industry	Real Estate	Non Real Estate	Balance	% of Deferred of Total Industry
Real Estate and Rental and Leasing	$67,214	7.7%	$67,214	$—	$147,584	18.8%
Accommodation and Food Services	26,884	25.3%	26,884	—	52,468	52.7%
Manufacturing	17,807	9.6%	10,506	7,301	34,214	17.5%
Health Care and Social Assistance	8,867	6.9%	8,855	12	19,552	15.9%
Transportation and Warehousing	256	1.9%	—	256	19,402	21.3%
Retail Trade	6,781	14.7%	6,781	—	14,851	29.7%
Information	—	—%	—	—	11,228	64.1%
Utilities	—	—%	—	—	7,129	96.4%
Construction	427	0.7%	427	—	6,448	6.7%
Wholesale Trade	711	0.3%	450	261	5,695	5.7%
Other Services (except Public Administration)	402	0.8%	212	190	1,673	3.0%
Professional, Scientific, and Technical Services	364	0.4%	—	364	933	2.3%
Administrative and Support and Waste Management and Remediation Services	145	1.6%	—	145	831	9.9%
Finance and Insurance	—	—%	—	—	743	1.8%
Arts, Entertainment, and Recreation	1,350	7.9%	1,350	—	300	1.7%
Agriculture, Forestry, Fishing and Hunting	261	0.8%	—	261	165	1.3%
Total deferred loan balances	$131,469		$122,679	$8,790	$323,216
Exposure to Stressed Industries
Certain industries are widely expected to be particularly impacted by social distancing, quarantines, and the economic impact of the COVID-19 pandemic, such as the following:

(Unaudited)	As of
(Dollars in thousands)	September 30, 2020		June 30, 2020
Industries:	Balance	% Gross Loans and Leases (1)	Balance	% Gross Loans and Leases (1)
Retail (2)	$75,261	4.1%	$70,028	3.8%
Hospitality	78,786	4.3%	73,502	4.0%
Entertainment	7,758	0.4%	16,675	0.9%
Restaurants & food service	26,728	1.4%	24,884	1.3%
Total outstanding exposure	$188,533	10.2%	$185,089	10.0%
(1)Excluding net PPP loans.
(2)Includes $52.0 million and $51.7 million in loans secured by commercial real estate as of September 30, 2020 and June 30, 2020, respectively.

As of September 30, 2020, the Company had no meaningful direct exposure to the energy sector, airline industry or retail consumer, and does not participate in shared national credits.
Because of the significant uncertainties related to the ultimate duration of the COVID-19 pandemic and its effects on our clients and prospects, and on the national and local economy as a whole, there can be no assurances as to how the crisis may ultimately affect the Company’s loan portfolio.

Third Quarter 2020 Compared to Second Quarter 2020
Net interest income decreased $267,000, or 1.4%, to $18.6 million.
•Net interest income reflected an increase in average loans and leases, decrease in fees received in lieu of interest, and compression in adjusted net interest margin. Fees in lieu of interest, which can vary from quarter to quarter based on client-driven activity, totaled $1.5 million, compared to $2.3 million. Excluding fees in lieu of interest, net interest income increased $479,000, or 2.9%.
•Average loans and leases receivable increased $156.3 million to $2.139 billion. Excluding average net PPP loans and average line of credit utilization in both periods of comparison, average loans and leases receivable increased $110.9 million, or 29.8% annualized, to $1.597 billion.
•The yield on average interest-earning assets decreased 28 basis points to 3.75% from 4.03%. Excluding average net PPP loans, the PPP loan interest income of $833,000, and the aforementioned fees in lieu of interest, the yield earned on average interest-earning assets decreased 7 basis points to 3.89% from 3.96%. The rate paid for average total bank funding decreased seven basis points to 0.54% from 0.61%. Total bank funding is defined as total deposits plus Federal Home Loan Bank (“FHLB”) advances, Federal Reserve Discount Window advances, and Federal Reserve PPPLF advances.
•Net interest margin decreased 20 basis points to 3.14% from 3.34%. Adjusted net interest margin, excluding fees in lieu of interest and other recurring but volatile components of net interest margin, decreased eight basis points to 3.24% from 3.32% as a seven basis point benefit from the reduction in cost of funds was more than offset by 16 basis points of compression from the repricing of variable loans indexed to LIBOR and the reinvestment of security cash flows at rates below the average portfolio yield.

Non-interest income increased $1.1 million, or 17.2%, to $7.4 million.
•Commercial loan interest rate swap fee income increased $791,000, or 47.8%, to $2.4 million compared to $1.7 million. Interest rate swaps continue to be an attractive product for the Company’s commercial borrowers, although associated fee income can vary from period to period based on client demand and the interest rate environment in any given quarter.
•Gains on sale of SBA loans increased $186,000, or 32.4%, to $760,000 compared to $574,000. The Company’s pipeline continues to grow period over period and management believes the gain on sale of traditional SBA loans (i.e., SBA loans unrelated to PPP loans) will increase at a measured pace over time. Loans held for sale, consisting entirely of SBA loans closed but not fully funded, increased $1.4 million, or 10.1%, to $15.0 million.
•Private wealth management fee income increased $43,000, or 2.0% to $2.2 million. Trust assets under management and administration measured $2.018 billion at September 30, 2020, up $144.1 million, or 30.8% annualized, primarily due to increased equity market values.

Non-interest expense decreased $1.6 million, or 8.6%, to $16.8 million. Operating expense increased $1.3 million, or 8.2%, to $16.7 million.
•Compensation expense increased $1.1 million, or 9.8%, to $11.9 million mainly due to a $1.0 million increase in the Company’s performance-based incentive compensation accrual based on estimated full year 2020 results. Despite an elevated provision for loan and lease losses tempering the Company’s return on average assets, record loans, deposits, and fee income are driving very strong revenue growth and improved efficiency in 2020. In addition, average full-time equivalent employees were 295 for the quarter ended September 30, 2020, compared to 281 for the quarter ended June 30, 2020.
•No impairment of historic tax credit investments was recognized in the current quarter, compared to $1.7 million in expense due to the impairment of federal historic tax credit investments, which corresponded with the recognition of $2.5 million in tax credits during the prior quarter.
•The Company incurred a $744,000 loss on the early extinguishment of $59.5 million in FHLB term advances late in the second quarter of 2020. No loss on early extinguishment of debt was incurred in the third quarter of 2020.

•The Company recognized a gain on foreclosed properties of $121,000 mainly due to the sale of two properties, compared to a loss of $348,000 in the prior quarter.
Total period-end loans and leases receivable increased $113.4 million to $2.170 billion. Excluding net PPP loans and lines of credit in both periods of comparison, total period-end loans and leases receivable increased $103.0 million, or 27.0% annualized, to $1.627 billion.
•Commercial and industrial (“C&I”) loans, excluding net PPP loans and lines of credit, decreased $1.3 million, or 2.0% annualized. Management remains confident timely personnel investments made in our counter cyclical commercial banking products, such as asset-based lending and receivable financing, position C&I lending to increase throughout the current economic cycle.
•Commercial real estate (“CRE”) loans increased $104.3 million, or 34.2% annualized, with growth across all CRE categories, led by multi-family. Recent success in driving above average CRE growth comes as established commercial lenders hired over the past 18 months were able to bring many of their high quality relationships with them to the Bank. However, management does not expect this exceptionally high growth rate to continue.
Total period-end in-market deposits increased $46.6 million to $1.667 billion and the average rate paid decreased six basis points to 0.27%.
•Transaction accounts increased $90.1 million as both existing and new clients received PPP loan funds and certificates of deposits and money market accounts decreased $23.6 million and $19.9 million, respectively.
•Client preferences continued to shift away from term deposits due to the low interest rate environment, while management attributes the transition from money market accounts to reciprocal transaction accounts with full FDIC insurance to our clients’ preferences for safety and soundness amid the economic uncertainty created by the COVID-19 pandemic.
Period-end wholesale funding, including FHLB advances, Federal Reserve Discount Window advances, Federal Reserve PPPLF advances, brokered certificates of deposit, and deposits gathered through internet deposit listing services, increased $82.9 million to $613.2 million.
•Wholesale deposits increased $64.4 million to $154.1 million, mainly due to receiving $85.0 million from a reciprocal deposit network at a favorable rate compared to alternative funding sources. Excluding these deposits, brokered deposits decreased $20.6 million to $69.1 million, as the existing portfolio runoff is replaced by in-market deposits and lower cost FHLB advances to match-fund long-term fixed rate loans and fund loan growth. The average rate paid on wholesale deposits decreased 109 basis points to 1.33% and the weighted average original maturity of brokered certificates of deposit decreased to 4.3 years from 4.6 years.
•FHLB advances increased $18.5 million to $429.5 million. The average rate paid on FHLB advances increased 18 basis points to 1.43% and the weighted average original maturity decreased to 5.1 years from 5.3 years.
•During the second quarter of 2020, management tested the availability of the Federal Reserve PPPLF due to the uncertainty of when PPP loans would be required to close and fund. As of September 30, 2020, the Company had one $29.6 million PPPLF advance outstanding.
Non-performing assets increased to $36.7 million, or 1.41% of total assets, compared to $25.5 million, or 1.03% of total assets, principally due to the impairment of two previously identified stressed relationships in the hospitality and wholesale food distributor industries with balances outstanding as of September 30, 2020 of $5.8 million and $4.3 million, respectively. Excluding net PPP loans, non-performing assets were 1.61% of total assets, compared to 1.19% as of June 30, 2020.
The allowance for loan and lease losses increased $3.4 million, or 12.2%, compared to June 30, 2020 primarily due to a $376,000 increase in general reserve and a $3.0 million increase in specific reserve related to the economic conditions caused by the pandemic. The $3.0 million increase in specific reserves was principally driven by deterioration of one previously identified stressed relationship in the hospitality industry.
•The allowance for loan and lease losses as a percent of total gross loans and leases was 1.41% compared to 1.33%.
•Excluding net PPP loans, the allowance for loan and leases losses as a percent of total gross loans and leases was 1.67%, compared to 1.57% as of June 30, 2020.

Third Quarter 2020 Compared to Third Quarter 2019
Net interest income increased $1.8 million, or 11.0%, to $18.6 million.
•Net interest income reflected an increase in average loans and leases, increase in fees received in lieu of interest, and significant reduction in interest expense paid on deposits. Fees in lieu of interest totaled $1.5 million, compared to $1.1 million. Excluding fees in lieu of interest, net interest income increased $1.4 million, or 9.1%.
•Average loans and leases receivable increased $408.0 million, or 23.6%, to $2.139 billion. Excluding average net PPP loans and average line of credit utilization in both periods of comparison, average loans and leases receivable increased $179.2 million, or 12.6%, to $1.597 billion.
•The yield earned on average interest-earning assets decreased 141 basis points to 3.75% from 5.16%. Excluding average net PPP loans, related interest income of $833,000, and the aforementioned fees in lieu of interest, the yield earned on average interest-earning assets decreased 105 basis points to 3.89% from 4.94%. The rate paid for average total bank funding decreased 115 basis points to 0.54% from 1.69%. The average effective federal funds rate decreased 213 basis points to 0.09% from 2.19%.
•Net interest margin decreased 26 basis points to 3.14% from 3.40%. Adjusted net interest margin was 3.24% in both periods of comparison.
Non-interest income increased $1.6 million, or 27.9%, to $7.4 million.
•Commercial loan interest rate swap fee income increased $2.1 million to $2.4 million compared to $374,000.
•Gains on sale of SBA loans increased $306,000, or 67.4%, to $760,000 compared to $454,000.
•Private wealth management fee income increased $107,000, or 5.2%, to $2.2 million primarily due to increased values in equity markets during the third quarter 2020 compared to the prior year quarter. Trust assets under management and administration measured $2.018 billion at September 30, 2020, up $217.0 million, or 12.1%.
•Other fee income decreased $998,000, or 59.6%, to $676,000 compared to $1.7 million. The decrease is primarily due to above average returns on investments in mezzanine funds totaling $770,000 in the prior year quarter.
Non-interest expense increased $2.0 million, or 13.9%, to $16.8 million. Operating expense increased $1.7 million, or 11.4%, to $16.7 million.
•Compensation expense increased $1.5 million, or 14.8%, to $11.9 million. Average full-time equivalent employees were 295 for the quarter ended September 30, 2020, compared to 274 for the quarter ended September 30, 2019.
•Marketing expense decreased $192,000, or 35.0%, to $356,000 due to temporary postponement of various marketing plans due to the COVID-19 pandemic.
•No impairment of historic tax credit investments was recognized in the current quarter, compared to a benefit from a recovery in tax credit investments as a result of discounts received on previously impaired tax credit investments in the prior year quarter.
•Other non-interest expense decreased $277,000, or 30.9%, to $620,000. The reasons for the decrease in other non-interest expense are consistent with the linked quarter variance discussed above.
Total period-end loans and leases receivable increased $449.8 million, or 26.1%, to $2.170 billion primarily due to an increase in net PPP loans of $325.5 million. Line of credit utilization decreased by $95.2 million, as borrowers accessed PPP loan proceeds as an alternative source of funding in 2020. Excluding net PPP loans and lines of credit in both periods of comparison, total period-end loans and leases receivable increased $219.5 million, or 15.6%, to $1.627 billion.
•C&I loans, excluding net PPP loans and lines of credit, increased $46.4 million, or 23.1%.
•CRE loans increased $177.5 million, or 15.4%, driven by an increase across all CRE categories.
Total period-end in-market deposits increased $346.3 million, or 26.2%, to $1.667 billion and the average rate paid decreased 120 basis points to 0.27%.
•Transaction accounts increased $449.8 million and money market accounts decreased $42.1 million.
•Certificates of deposits decreased $61.4 million as client preferences continued to shift towards more liquid products due to the low interest rate environment.
Period-end wholesale funding increased $116.9 million to $613.2 million.
•Brokered certificates of deposit decreased $33.7 million to $154.1 million, as the existing portfolio runs off and is replaced by in-market deposits and, as needed, lower cost FHLB advances to match fund long-term fixed-rate loans and fund loan growth. The average rate paid on brokered certificates of deposit decreased 103 basis points to 1.33% and the weighted average original maturity decreased to 4.3 years from 5.5 years.

•FHLB advances increased $121.0 million to $429.5 million. The average rate paid on FHLB advances decreased 75 basis points to 1.43% and the weighted average original maturity decreased to 5.1 years from 5.2 years.
Non-performing assets increased to $36.7 million, or 1.41% of total assets, compared to $25.7 million, or 1.23% of total assets. The reason for the increase is consistent with the linked quarter variance discussed above. Excluding net PPP loans, non-performing assets were 1.61% of total assets.
The allowance for loan and lease losses increased 52.8% primarily due to an increase in the general and specific reserve driven by the COVID-19 pandemic.
•The allowance for loan and lease losses as a percent of total gross loans and leases was 1.41% compared to 1.17%.
•Excluding net PPP loans, the allowance for loan and leases losses as a percent of total gross loans and leases was 1.67%.

About First Business Financial Services, Inc.
First Business Financial Services, Inc. (Nasdaq:FBIZ) is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives, and high net worth individuals. First Business offers commercial banking, specialty finance, and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility, and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:
•Adverse changes in the economy or business conditions, either nationally or in our markets, including, without limitation, the adverse effects of the COVID-19 pandemic on the global, national, and local economy.
•The effect of the COVID-19 pandemic on the Corporation’s credit quality, revenue, and business operations.
•Competitive pressures among depository and other financial institutions nationally and in our markets.
•Increases in defaults by borrowers and other delinquencies.
•Our ability to manage growth effectively, including the successful expansion of our client service, administrative infrastructure, and internal management systems.
•Fluctuations in interest rates and market prices.
•Changes in legislative or regulatory requirements applicable to us and our subsidiaries.
•Changes in tax requirements, including tax rate changes, new tax laws, and revised tax law interpretations.
•Fraud, including client and system failure or breaches of our network security, including our internet banking activities.
•Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.

For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2019, the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2020, and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Edward G. Sloane, Jr.
Chief Financial Officer
608-232-5970
esloane@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Assets
Cash and cash equivalents	$51,728	$42,391	$94,986	$67,102	$60,958
Securities available-for-sale, at fair value	179,274	171,680	175,564	173,133	160,665
Securities held-to-maturity, at amortized cost	28,897	29,826	30,774	32,700	33,400
Loans held for sale	15,049	13,672	6,331	5,205	3,070
Loans and leases receivable	2,170,299	2,056,863	1,743,399	1,714,635	1,720,542
Allowance for loan and lease losses	(30,817)	(27,464)	(22,748)	(19,520)	(20,170)
Loans and leases receivable, net	2,139,482	2,029,399	1,720,651	1,695,115	1,700,372
Premises and equipment, net	2,130	2,266	2,427	2,557	2,740
Foreclosed properties	613	1,389	1,669	2,919	2,902
Right-of-use assets	6,141	6,272	6,590	6,906	7,524
Bank-owned life insurance	51,798	51,433	51,056	42,761	42,432
Federal Home Loan Bank stock, at cost	15,153	13,470	9,733	7,953	8,315
Goodwill and other intangible assets	12,024	11,925	11,872	11,922	11,946
Accrued interest receivable and other assets	99,558	95,091	84,721	48,506	58,469
Total assets	$2,601,847	$2,468,814	$2,196,374	$2,096,779	$2,092,793
Liabilities and Stockholders’ Equity
In-market deposits	$1,667,245	$1,620,616	$1,383,299	$1,378,903	$1,320,957
Wholesale deposits	154,130	89,759	116,827	151,476	187,859
Total deposits	1,821,375	1,710,375	1,500,126	1,530,379	1,508,816
Federal Home Loan Bank advances and other borrowings	483,517	465,007	412,892	319,382	332,897
Junior subordinated notes	10,058	10,054	10,051	10,047	10,044
Lease liabilities	6,728	6,877	7,211	7,541	7,866
Accrued interest payable and other liabilities	79,384	78,939	70,437	35,274	42,378
Total liabilities	2,401,062	2,271,252	2,000,717	1,902,623	1,902,001
Total stockholders’ equity	200,785	197,562	195,657	194,156	190,792
Total liabilities and stockholders’ equity	$2,601,847	$2,468,814	$2,196,374	$2,096,779	$2,092,793

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	September 30, 2020	September 30, 2019
Total interest income	$22,276	$22,761	$23,372	$25,613	$25,438	$68,408	$76,427
Total interest expense	3,655	3,873	6,322	7,139	8,662	13,850	25,045
Net interest income	18,621	18,888	17,050	18,474	16,776	54,558	51,382
Provision for loan and lease losses	3,835	5,469	3,182	1,472	1,349	12,487	613
Net interest income after provision for loan and lease losses	14,786	13,419	13,868	17,002	15,427	42,071	50,769
Private wealth management service fees	2,167	2,124	2,112	2,073	2,060	6,402	6,125
Gain on sale of SBA loans	760	574	265	465	454	1,598	993
Service charges on deposits	881	829	818	789	795	2,527	2,314
Loan fees	478	451	485	451	439	1,414	1,316
Net loss on sale of securities	—	—	(4)	(42)	(4)	(4)	(5)
Swap fees	2,446	1,655	1,681	2,267	374	5,782	1,898
Other non-interest income	676	686	1,057	1,186	1,674	2,422	3,593
Total non-interest income	7,408	6,319	6,414	7,189	5,792	20,141	16,234
Compensation	11,857	10,796	11,052	11,030	10,324	33,705	30,991
Occupancy	570	554	572	563	580	1,696	1,730
Professional fees	943	859	819	957	751	2,621	2,745
Data processing	679	710	677	639	654	2,066	1,923
Marketing	356	352	461	610	548	1,169	1,611
Equipment	310	304	291	292	277	905	938
Computer software	1,017	966	889	929	859	2,873	2,485
FDIC insurance	312	239	208	46	1	760	595
Collateral liquidation cost	45	115	121	10	110	281	108
Net (gain) loss on foreclosed properties	(121)	348	102	(17)	262	329	241
Tax credit investment impairment (recovery)	113	1,841	113	113	(120)	2,066	3,982
SBA recourse provision (benefit)	57	(30)	25	21	(427)	53	167
Loss on early extinguishment of debt	—	744	—	—	—	744	—
Other non-interest expense	620	545	816	1,580	897	1,977	2,406
Total non-interest expense	16,758	18,343	16,146	16,773	14,716	51,245	49,922
Income before income tax expense (benefit)	5,436	1,395	4,136	7,418	6,503	10,967	17,081
Income tax expense (benefit)	1,143	(1,928)	858	1,650	1,418	73	(475)
Net income	$4,293	$3,323	$3,278	$5,768	$5,085	$10,894	$17,556

Per common share:
Basic earnings	$0.50	$0.38	$0.38	$0.67	$0.59	$1.27	$2.01
Diluted earnings	0.50	0.38	0.38	0.67	0.59	1.27	2.01
Dividends declared	0.165	0.165	0.165	0.15	0.15	0.495	0.45
Book value	23.45	23.04	22.83	22.67	22.09	23.45	22.09
Tangible book value	22.05	21.65	21.44	21.27	20.71	22.05	20.71
Weighted-average common shares outstanding(1)	8,404,084	8,392,197	8,388,666	8,442,675	8,492,445	8,380,676	8,546,192
Weighted-average diluted common shares outstanding(1)	8,404,084	8,392,197	8,388,666	8,442,675	8,492,445	8,380,676	8,546,192

(1)Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	September 30, 2020			June 30, 2020			September 30, 2019
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,282,132	$12,340	3.85%	$1,192,530	$12,450	4.18%	$1,153,591	$14,568	5.05%
Commercial and industrial loans(1)	791,909	8,133	4.11%	726,862	8,347	4.59%	517,043	8,697	6.73%
Direct financing leases(1)	26,129	258	3.95%	27,115	395	5.83%	29,600	316	4.27%
Consumer and other loans(1)	39,269	374	3.81%	36,614	356	3.89%	31,195	341	4.37%
Total loans and leases receivable(1)	2,139,439	21,105	3.95%	1,983,121	21,548	4.35%	1,731,429	23,922	5.53%
Mortgage-related securities(2)	167,326	833	1.99%	174,113	912	2.10%	167,113	1,060	2.54%
Other investment securities(3)	34,004	171	2.01%	30,194	158	2.09%	24,755	134	2.17%
FHLB stock	12,835	161	5.02%	10,301	127	4.93%	7,692	85	4.42%
Short-term investments	21,287	6	0.11%	61,030	16	0.10%	40,707	237	2.33%
Total interest-earning assets	2,374,891	22,276	3.75%	2,258,759	22,761	4.03%	1,971,696	25,438	5.16%
Non-interest-earning assets	165,844			167,008			121,589
Total assets	$2,540,735			$2,425,767			$2,093,285
Interest-bearing liabilities
Transaction accounts	$445,687	259	0.23%	$368,844	291	0.32%	$217,870	919	1.69%
Money market	642,881	318	0.20%	637,714	368	0.23%	642,385	2,857	1.78%
Certificates of deposit	110,891	513	1.85%	123,581	627	2.03%	154,095	983	2.55%
Wholesale deposits	160,067	533	1.33%	105,597	638	2.42%	211,528	1,247	2.36%
Total interest-bearing deposits	1,359,526	1,623	0.48%	1,235,736	1,924	0.62%	1,225,878	6,006	1.96%
FHLB advances	379,915	1,356	1.43%	409,281	1,283	1.25%	307,060	1,673	2.18%
Federal Reserve PPPLF	29,605	26	0.35%	20,821	18	0.35%	—	—	—%
Other borrowings	24,403	370	6.06%	24,681	371	6.01%	27,545	703	10.21%
Junior subordinated notes	10,056	280	11.14%	10,052	277	11.02%	10,041	280	11.15%
Total interest-bearing liabilities	1,803,505	3,655	0.81%	1,700,571	3,873	0.91%	1,570,524	8,662	2.21%
Non-interest-bearing demand deposit accounts	445,245			440,413			283,675
Other non-interest-bearing liabilities	91,810			86,504			48,688
Total liabilities	2,340,560			2,227,488			1,902,887
Stockholders’ equity	200,175			198,279			190,398
Total liabilities and stockholders’ equity	$2,540,735			$2,425,767			$2,093,285
Net interest income		$18,621			$18,888			$16,776
Interest rate spread			2.94%			3.12%			2.95%
Net interest-earning assets	$571,386			$558,188			$401,172
Net interest margin			3.14%			3.34%			3.40%

(1)The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.
(2)Includes amortized cost basis of assets available for sale and held to maturity.
(3)Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.
(4)Represents annualized yields/rates.

NET INTEREST INCOME ANALYSIS (CONTINUED)

(Unaudited)	For the Nine Months Ended
(Dollars in thousands)	September 30, 2020			September 30, 2019
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,209,810	$38,312	4.22%	$1,135,596	$44,012	5.17%
Commercial and industrial loans(1)	678,650	24,338	4.78%	492,247	26,012	7.04%
Direct financing leases(1)	27,065	761	3.75%	31,143	967	4.14%
Consumer and other loans(1)	37,260	1,091	3.90%	31,391	1,042	4.43%
Total loans and leases receivable(1)	1,952,785	64,502	4.40%	1,690,377	72,033	5.68%
Mortgage-related securities(2)	173,985	2,806	2.15%	158,407	3,022	2.54%
Other investment securities(3)	29,177	456	2.08%	27,849	442	2.12%
FHLB and FRB stock	10,558	491	6.20%	7,210	261	4.83%
Short-term investments	39,293	153	0.52%	36,139	669	2.47%
Total interest-earning assets	2,205,798	68,408	4.13%	1,919,982	76,427	5.31%
Non-interest-earning assets	151,994			109,395
Total assets	$2,357,792			$2,029,377
Interest-bearing liabilities
Transaction accounts	$362,326	1,197	0.44%	$222,513	2,779	1.66%
Money market	649,999	2,555	0.52%	597,487	8,231	1.84%
Certificates of deposit	122,781	1,890	2.05%	159,390	2,965	2.48%
Wholesale deposits	132,811	2,021	2.03%	243,254	4,085	2.24%
Total interest-bearing deposits	1,267,917	7,663	0.81%	1,222,644	18,060	1.97%
FHLB advances	371,738	4,198	1.51%	280,538	4,629	2.20%
Federal Reserve PPPLF	16,855	44	0.35%	—	—	—%
Other borrowings	24,490	1,110	6.04%	25,497	1,524	7.97%
Junior subordinated notes	10,052	835	11.07%	10,038	832	11.05%
Total interest-bearing liabilities	1,691,052	13,850	1.09%	1,538,717	25,045	2.17%
Non-interest-bearing demand deposit accounts	392,455			265,121
Other non-interest-bearing liabilities	80,270			42,276
Total liabilities	2,163,777			1,846,114
Stockholders’ equity	194,015			183,263
Total liabilities and stockholders’ equity	$2,357,792			$2,029,377
Net interest income		$54,558			$51,382
Interest rate spread			3.04%			3.14%
Net interest-earning assets	$514,746			$381,265
Net interest margin			3.30%			3.57%

(1)The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.
(2)Includes amortized cost basis of assets available for sale and held to maturity.
(3)Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.
(4)Represents annualized yields/rates.

PERFORMANCE RATIOS

	For the Three Months Ended					For the Nine Months Ended
(Unaudited)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	September 30, 2020	September 30, 2019
Return on average assets (annualized)	0.68%	0.55%	0.62%	1.09%	0.97%	0.62%	1.15%
Return on average equity (annualized)	8.58%	6.70%	7.14%	11.93%	10.68%	7.49%	12.77%
Efficiency ratio	64.16%	61.22%	67.74%	64.77%	66.41%	64.29%	67.29%
Interest rate spread	2.94%	3.12%	3.10%	3.33%	2.95%	3.04%	3.14%
Net interest margin	3.14%	3.34%	3.44%	3.73%	3.40%	3.30%	3.57%
Average interest-earning assets to average interest-bearing liabilities	131.68%	132.82%	126.41%	127.44%	125.54%	130.44%	124.78%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Non-accrual loans and leases	$36,050	$24,095	$27,897	$20,613	$22,789
Foreclosed properties	613	1,389	1,669	2,919	2,902
Total non-performing assets	36,663	25,484	29,566	23,532	25,691
Performing troubled debt restructurings	47	49	134	140	146
Total impaired assets	$36,710	$25,533	$29,700	$23,672	$25,837

Non-accrual loans and leases as a percent of total gross loans and leases	1.66%	1.17%	1.60%	1.20%	1.32%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.68%	1.23%	1.69%	1.37%	1.49%
Non-performing assets as a percent of total assets	1.41%	1.03%	1.35%	1.12%	1.23%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.41%	1.33%	1.30%	1.14%	1.17%
Allowance for loan and lease losses as a percent of non-accrual loans and leases	85.48%	113.98%	81.54%	94.70%	88.51%

ASSET QUALITY RATIOS - EXCLUDING NET PPP LOANS (1)

(Unaudited)	As of
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Non-accrual loans and leases as a percent of total gross loans and leases	1.95%	1.38%	1.60%	1.20%	1.32%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.98%	1.46%	1.69%	1.37%	1.49%
Non-performing assets as a percent of total assets	1.61%	1.19%	1.35%	1.12%	1.23%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.67%	1.57%	1.30%	1.14%	1.17%
(1)Net PPP loans outstanding as of September 30, 2020 and June 30, 2020, were $325.5 million and $320.0 million, respectively. The other periods presented did not have any PPP loans outstanding.

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	September 30, 2020	September 30, 2019
Charge-offs	$505	$817	$131	$2,194	$1,099	$1,454	$1,162
Recoveries	(23)	(64)	(177)	(73)	(101)	(264)	(294)
Net charge-offs (recoveries)	$482	$753	$(46)	$2,121	$998	$1,190	$868
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.09%	0.15%	(0.01)%	0.49%	0.23%	0.08%	0.07%
Annualized net charge-offs (recoveries) as a percent of average gross loans and leases, excluding average net PPP loans(1)	0.11%	0.17%	(0.01)%	0.49%	0.23%	0.09%	0.07%
(1)Average net PPP loans outstanding for the three months ended September 30, 2020 and June 30, 2020 and nine months ended September 30, 2020, were $323.1 million, $252.8 million, and $192.5 million, respectively. The other periods presented did not have any PPP loans outstanding.

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Total capital to risk-weighted assets	11.42%	11.97%	11.74%	12.01%	11.90%
Tier I capital to risk-weighted assets	9.09%	9.57%	9.45%	9.77%	9.62%
Common equity tier I capital to risk-weighted assets	8.64%	9.08%	8.96%	9.27%	9.11%
Tier I capital to adjusted assets	8.04%	8.29%	9.33%	9.27%	9.18%
Tangible common equity to tangible assets	7.29%	7.56%	8.41%	8.74%	8.59%
Tangible common equity to tangible assets, excluding net PPP loans	8.34%	8.69%	8.41%	8.74%	8.59%

LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Commercial real estate:
Commercial real estate - owner occupied	$240,706	$229,994	$224,075	$226,614	$226,307
Commercial real estate - non-owner occupied	565,781	533,211	511,363	516,652	503,102
Land development	50,864	44,299	48,045	51,097	49,184
Construction	142,726	133,375	131,060	109,057	111,848
Multi-family	287,583	244,496	211,594	217,322	227,330
1-4 family	38,857	36,823	34,220	33,359	31,226
Total commercial real estate	1,326,517	1,222,198	1,160,357	1,154,101	1,148,997
Commercial and industrial	790,349	781,239	519,900	503,402	513,672
Direct financing leases, net	24,743	25,525	26,833	28,203	28,987
Consumer and other:
Home equity and second mortgages	7,106	6,706	6,513	7,006	7,373
Other	29,341	29,737	30,416	22,664	22,140
Total consumer and other	36,447	36,443	36,929	29,670	29,513
Total gross loans and leases receivable	2,178,056	2,065,405	1,744,019	1,715,376	1,721,169
Less:
Allowance for loan and lease losses	30,817	27,464	22,748	19,520	20,170
Deferred loan fees	7,757	8,542	620	741	627
Loans and leases receivable, net	$2,139,482	$2,029,399	$1,720,651	$1,695,115	$1,700,372

LEGACY SBA 7(a) AND EXPRESS LOAN COMPOSITION (1)

(Unaudited)	As of
(in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Performing loans:
Off-balance sheet loans	$26,017	$28,843	$31,212	$35,029	$40,288
On-balance sheet loans	15,175	16,554	17,935	19,697	21,814
Gross loans	41,192	45,397	49,147	54,726	62,102
Non-performing loans:
Off-balance sheet loans	2,574	1,640	4,887	7,290	7,287
On-balance sheet loans	9,561	9,725	13,833	12,037	14,663
Gross loans	12,135	11,365	18,720	19,327	21,950
Total loans:
Off-balance sheet loans	28,591	30,483	36,099	42,319	47,575
On-balance sheet loans	24,736	26,279	31,768	31,734	36,477
Gross loans	$53,327	$56,762	$67,867	$74,053	$84,052
(1)Defined as SBA 7(a) and Express loans originated in 2016 and prior.

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Non-interest-bearing transaction accounts	$452,268	$433,760	$301,657	$293,573	$280,990
Interest-bearing transaction accounts	484,761	413,214	343,064	273,909	206,267
Money market accounts	636,872	656,741	609,883	674,409	678,993
Certificates of deposit	93,344	116,901	128,695	137,012	154,707
Wholesale deposits	154,130	89,759	116,827	151,476	187,859
Total deposits	$1,821,375	$1,710,375	$1,500,126	$1,530,379	$1,508,816
TRUST ASSETS COMPOSITION

(Unaudited)	As of
(in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Trust assets under management	$1,841,986	$1,704,019	$1,519,632	$1,726,538	$1,651,809
Trust assets under administration	175,521	169,388	144,822	165,660	148,711
Total trust assets	$2,017,507	$1,873,407	$1,664,454	$1,892,198	$1,800,520

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Common stockholders’ equity	$200,785	$197,562	$195,657	$194,156	$190,792
Goodwill and other intangible assets	(12,024)	(11,925)	(11,872)	(11,922)	(11,946)
Tangible common equity	$188,761	$185,637	$183,785	$182,234	$178,846
Common shares outstanding	8,561,714	8,575,134	8,571,134	8,566,044	8,636,085
Book value per share	$23.45	$23.04	$22.83	$22.67	$22.09
Tangible book value per share	22.05	21.65	21.44	21.27	20.71

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
“Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Common stockholders’ equity	$200,785	$197,562	$195,657	$194,156	$190,792
Goodwill and other intangible assets	(12,024)	(11,925)	(11,872)	(11,922)	(11,946)
Tangible common equity	$188,761	$185,637	$183,785	$182,234	$178,846
Total assets	$2,601,847	$2,468,814	$2,196,374	$2,096,779	$2,092,793
Goodwill and other intangible assets	(12,024)	(11,925)	(11,872)	(11,922)	(11,946)
Tangible assets	$2,589,823	$2,456,889	$2,184,502	$2,084,857	$2,080,847
Tangible common equity to tangible assets	7.29%	7.56%	8.41%	8.74%	8.59%
Period-end net PPP loans	325,481	320,036	—	—	—
Tangible assets, excluding net PPP loans	$2,264,342	$2,136,853	$2,184,502	$2,084,857	$2,080,847
Tangible common equity to tangible assets, excluding net PPP loans	8.34%	8.69%	8.41%	8.74%	8.59%

EFFICIENCY RATIO & PRE-TAX, PRE-PROVISION ADJUSTED EARNINGS
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on foreclosed properties, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. “Pre-tax, pre-provision adjusted earnings” is defined as operating revenue less operating expense. In the judgment of the Company’s management, the adjustments made to non-interest expense and non-interest income allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio and pre-tax, pre-provision adjusted earnings to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	September 30, 2020	September 30, 2019
Total non-interest expense	$16,758	$18,343	$16,146	$16,773	$14,716	$51,245	$49,922
Less:
Net (gain) loss on foreclosed properties	(121)	348	102	(17)	262	329	241
Amortization of other intangible assets	9	9	9	7	11	27	33
SBA recourse provision (benefit)	57	(30)	25	21	(427)	53	167
Tax credit investment impairment (recovery)	113	1,841	113	113	(120)	2,066	3,982
Loss on early extinguishment of debt	—	744	—	—	—	744	—
Total operating expense (a)	$16,700	$15,431	$15,897	$16,649	$14,990	$48,026	$45,499
Net interest income	$18,621	$18,888	$17,050	$18,474	$16,776	$54,558	$51,382
Total non-interest income	7,408	6,319	6,414	7,189	5,792	20,141	16,234
Less:
Net loss on sale of securities	—	—	(4)	(42)	(4)	(4)	(5)
Adjusted non-interest income	7,408	6,319	6,418	7,231	5,796	20,145	16,239
Total operating revenue (b)	$26,029	$25,207	$23,468	$25,705	$22,572	$74,703	$67,621
Efficiency ratio	64.16%	61.22%	67.74%	64.77%	66.41%	64.29%	67.29%

Pre-tax, pre-provision adjusted earnings (b - a)	$9,329	$9,776	$7,571	$9,056	$7,582	$26,677	$22,122
Average total assets	$2,540,735	$2,425,767	$2,104,862	$2,107,365	$2,093,285	$2,357,792	$2,029,377
Pre-tax, pre-provision adjusted return on average assets	1.47%	1.61%	1.44%	1.72%	1.45%	1.51%	1.45%

ADJUSTED NET INTEREST MARGIN
“Adjusted Net Interest Margin” is a non-GAAP measure representing net interest income excluding the fees in lieu of interest and other recurring but volatile components of net interest margin divided by average interest-earning assets less average net PPP loans, if any, and other recurring but volatile components of average interest-earning assets. Fees in lieu of interest are defined as prepayment fees, asset-based loan fees, non-accrual interest, and loan fee amortization. In the judgment of the Company’s management, the adjustments made to net interest income allow investors and analysts to better assess the Company’s net interest income in relation to its core client-facing loan and deposit rate changes by removing the volatility that is associated with these recurring but volatile components. The information provided below reconciles the net interest margin to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	September 30, 2020	September 30, 2019
Interest income	$22,276	$22,761	$23,372	$25,613	$25,438	$68,408	$76,427
Interest expense	3,655	3,873	6,322	7,139	8,662	13,850	25,045
Net interest income (a)	18,621	18,888	17,050	18,474	16,776	54,558	51,382
Less:
Fees in lieu of interest	1,511	2,257	798	1,840	1,090	4,566	4,639
PPP loan interest income	833	647	—	—	—	1,481	—
FRB interest income and FHLB dividend income	167	134	301	208	278	602	727
Add:
FRB PPPLF interest expense	26	18	—	—	—	44	—
Adjusted net interest income (b)	$16,136	$15,868	$15,951	$16,426	$15,408	$47,953	$46,016
Average interest-earning assets (c)	$2,374,891	$2,258,759	$1,981,887	$1,980,922	$1,971,696	$2,205,798	$1,919,982
Less:
Average net PPP loans	323,082	252,834	—	—	—	192,451	—
Average FRB cash and FHLB stock	33,756	69,176	37,989	34,565	42,040	46,925	34,008
Average non-accrual loans and leases	26,931	25,386	22,209	21,738	25,331	24,849	24,678
Adjusted average interest-earning assets (d)	$1,991,122	$1,911,363	$1,921,689	$1,924,619	$1,904,325	$1,941,573	$1,861,296
Net interest margin (a / c)	3.14%	3.34%	3.44%	3.73%	3.40%	3.30%	3.57%
Adjusted net interest margin (b / d)	3.24%	3.32%	3.32%	3.41%	3.24%	3.29%	3.30%